                                                                    EXHIBIT 99.1


        INTERLINQ ACQUIRES FLOWMAN, AWARD-WINNING TECHNOLOGY FOR ENTERPRISE APPLICATION INTEGRATION & WORKFLOW MANAGEMENT

        KIRKLAND, Wash.--(BUSINESS WIRE)--July 1, 1998--INTERLINQ Software Corporation (Nasdaq: INLQ - news) announced today that it had acquired Logical Software Solutions Corporation (LSS), an enterprise application integration
(EAI) developer and service provider.

        INTERLINQ is acquiring the company's technology, intellectual property and customer base, and key LSS personnel will join INTERLINQ.

        LSS is best known for its award-winning FlowMan technology, which integrates disparate systems and applications to route information and processes seamlessly across an entire enterprise. FlowMan coordinates activities across legacy systems, enterprise applications, databases and Internet technologies.

        "The acquisition of LSS will enable INTERLINQ to strengthen and leverage our leadership status in the mortgage-lending industry," said Jiri Nechleba, INTERLINQ president and CEO. "With FlowMan, we provide our customers the capability to better manage their business processes both within the mortgage sector and, more broadly, throughout all areas of their company. In addition, the combined strengths of LSS and INTERLINQ will allow us to compete aggressively in the rapidly growing EAI marketplace."

        "We are delighted to join forces with INTERLINQ," said Michael Bennett, vice president of technology and founder of LSS. "Working with INTERLINQ's substantial customer base and resources will help us accelerate further development of FlowMan's capabilities."

        Nechleba said INTERLINQ plans to increase the momentum FlowMan has already established as a best-of-breed EAI application, by rapidly developing new strategic relationships with OEMs, system integrators and third-party application developers seeking to strengthen capabilities within an application or in multiple applications across an extended enterprise.

        Nechleba added that to most effectively address these opportunities, INTERLINQ will create two business divisions: the Mortgage Technology Division and the Enterprise Technology Division.

        The Mortgage Technology Division will be led by Patricia Graham, promoted to executive vice president of INTERLINQ. "We will integrate FlowMan's best-of-breed technology with our MortgageWare(R) Enterprise product suite," said Graham,

"which continues our drive to help improve the business processes of mortgage lenders. Our customers stand to benefit significantly from FlowMan's ability to coordinate activities. FlowMan's integration capabilities add extra value -- opening the door to integrate business processes across the customer's entire operation."

        The Enterprise Technology Division will be led by Steve Yount, promoted to executive vice president. Yount will also continue as chief financial officer of INTERLINQ. This division will continue to develop FlowMan as a leading product in the Enterprise Application Integration (EAI) and workflow markets.

        "The old way is one task at a time, one application at a time," said Yount. "Companies are increasingly focused on integrating disparate tasks and applications to better match the realities of business. FlowMan can route work not just inside applications, but across the organization."

        While many businesses talk about "enterprise," few can boast of a true enterprise-wide system that encompasses every business process. Most U.S. businesses, including mortgage lenders, confront an ever-increasing number of disparate applications and systems. Some of the forces driving the demand for true business-system integration are mergers and acquisitions, new Internet applications for supply-chain and customer interactions, and desire by management teams to properly leverage technology investments for business efficiencies and higher-value objectives such as knowledge management.

        FlowMan has won a number of prestigious awards for its ability to optimize business processes, most notably three awards from the GIGA Information Group, an information technology consulting group and a recent award from AIIM, a business-information technology association. GIGA recognized FlowMan for its superb workflow capabilities in 1998 (Silver Award), 1997 (Gold Award) and 1996 (Merit Award). AIIM recognized FlowMan with its 1998 Process Innovation Award for healthcare.

        The 1998 GIGA award and the 1998 AIIM award recognized the success story of Central Fill, Inc. (CFI), a pharmaceutical company that uses FlowMan technology to automate the prescription-medicine delivery process from receipt of order to management of prescription fulfillment machines.

        FlowMan version 4.0 is targeted for commercial release during the first half of calendar year 1999. It offers significant enhancements over version 3.2 by offering three-tier architecture for expanded scalability, Component Object Model (COM) technology to enable reuse of modules in other software, object-oriented methodology and ActiveX controls to seamlessly integrate Internet-based applications with internal business processes. FlowMan version 4.0 can be deployed across distributed network environments.

        INTERLINQ acquired LSS for $5 million in stock and cash. The acquisition will be accounted for as a purchase and the company anticipates taking a one-time charge, for in-process research and development, in the quarter ending June 30, 1998. The company estimates the charge will be between $3 and $4 million. INTERLINQ also announced today that fourth-quarter earnings per share, before the charge, may exceed expectations.

        INTERLINQ Software Corporation, established in 1982, is a leading provider of technology that helps organizations effectively manage complex, information-intensive business transactions. The company's mortgage technology division provides business solutions to approximately 2,000 banks, savings institutions, mortgage banks, mortgage brokers, and credit unions. INTERLINQ's new enterprise technology division provides application integration/workflow solutions both directly and through third-party application developers, OEMs and system integrators. More information on INTERLINQ's products and services is available on the company's Web site at http://www.interlinq.com.

        The words, "anticipates" and "estimates," and similar expressions used above are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.

        Contact:

             INTERLINQ Software Corporation
             Patricia Clem, 425/827-1112 or 800/569-1234, ext. 196
             e-mail:  patriciac@interlinq.com


                                      -3-